EXHIBIT 5.1

Divakar Gupta T: (212) 479 6474 dgupta@cooley.com

July 20, 2023

Turnstone Biologics Corp.

9310 Athena Circle, Suite 300

La Jolla, California 92037

Ladies and Gentlemen:

You have requested our opinion, as counsel to Turnstone Biologics Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), covering an underwritten public offering of up to 996,667 shares of the Company’s common stock, par value $0.001 per share (“Shares”). The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-272600)(the “Prior Registration Statement”), including the prospectus that is part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Prior Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Prior Registration Statement, each of which is to be in effect in connection with the closing of the offering contemplated by the Prior Registration Statement and (d) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Prior Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 55 Hudson Yards New York, NY 10001

T:+1 212 479 6000 f:+1 212 479 6275 cooley.com

July 20, 2023

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons who consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP 55 Hudson Yards New York, NY 10001

T:+1 212 479 6000 f:+1 212 479 6275 cooley.com